EXHIBIT 8.01

                                    CHAPARRAL
                            CHAPARRAL RESOURCES, INC.

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NEWS RELEASE
                                                     ***For Immediate Release***

                                                        For further information:
                                                        ------------------------
                                                                 Marina Townsley
                                                                    866-599-3822

CHAPARRAL RESOURCES, INC. ANNOUNCES AGREEMENT WITH NELSON RESOURCES LTD. FOR EXERCISE OF ITS RIGHT OF FIRST REFUSAL

WHITE PLAINS, NEW YORK, NOVEMBER 29, 2004 - Chaparral Resources, Inc. (OTCBB:
CHAR) ("Company") today announced that it has entered into an agreement with its majority shareholder, Nelson Resources Limited (NLG:TO), which provides that in the event Chaparral, through its wholly owned subsidiaries Central Asian Petroleum (Guernsey), Ltd., ("CAP-G") and/or Korporatsiya Mangistau Terra International Limited ("MTI"), receives notice from JSC KazMunayGaz ("KMG"), the national petroleum company of the government of Kazakhstan, that KMG desires to sell its 40% equity interest in JSC Karakudukmunai ("KKM") then the Company will, if requested by Nelson, exercise or cause to be exercised, its right of first refusal under the shareholders agreement dated April 14, 1999 among the shareholders of KKM to purchase such interest at the price and on the terms specified in such notice.

No decision has been made at this time as to whether Nelson will in fact request that Chaparral exercise its first refusal rights in the event that it receives notice from KMG that it intends to sell its equity interest in KKM.

Simon Gill, Chief Executive Officer of Chaparral Resources, commented, "The Board of Directors of Chaparral has determined that it is in the best interest of the Company and all of its shareholders to take advantage of this opportunity to assure that the 40% equity interest in KKM which it does not own will remain in friendly hands. The Company is very pleased that an arrangement has been made with Nelson to capture this potential opportunity."



Chaparral Resources, Inc. is an oil and gas exploration and production company. The Company's only operating asset is its participation in the development of the Karakuduk field, in the Republic of Kazakhstan, through KKM, which is the operating company. The Company has directly and indirectly a 60% ownership interest in KKM with the other 40% ownership interest being held by Joint Stock Company KazMunayGaz, the national petroleum company of Kazakhstan. Nelson Resources Limited, an independent oil company listed on the Toronto Stock Exchange and the Alternative Investment Market of the London Stock Exchange, holds a majority interest in Chaparral and operates several other producing oil fields in Kazakhstan. More information is available on the Company's web site, www.chaparralresources.com.







                                   ~~ more ~~

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            2 Gannett Drive, Suite 418, White Plains, New York 10604
                         866 599 3822 o 866 700 5091 Fax
                           www.chaparralresources.com
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Chaparral Resources, Inc. News Release
November 29, 2004
Page 2


Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates and Chaparral's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.


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